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                                                              EXHIBIT 1.A.(8)(b)

                                   AGREEMENT

                          AGREEMENT effective as of January 11, 1993 between ML
Life Insurance Company of New York ("ML of New York"), a New York corporation, and Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), a Delaware corporation.

                          WHEREAS, ML of New York Variable Life Separate
Account II ("Separate Account") is a separate investment account of ML of New York registered under the Investment Company Act of 1940 ("Investment Company Act") as a unit investment trust, which serves as the investment vehicle for premiums received under certain variable life insurance contracts issued by ML of New York and the Separate Account ("Contracts"), and

                          WHEREAS, The Merrill Lynch Fund of Stripped "Zero"
U.S. Treasury Securities, Series A and any subsequent series ("Trust") is a unit investment trust sponsored by MLPF&S that will have several portfolios ("Portfolios") and the Trust is registered as a unit investment trust under the Investment Company Act, and

                          WHEREAS, ML of New York seeks a unit investment trust
as the underlying investment medium for certain designated investment divisions of the Separate Account that will be sold to the Separate Account and that will be designed to enable the Separate Account to provide contract owners with a stable rate of return, and

                          WHEREAS, MLPF&S desires to make the various
portfolios of the Trust available to ML of New York for the investment of amounts allocated under the Contracts to the designated investment divisions of the Separate Account.

                          NOW, THEREFORE, in consideration of the mutual
promises contained here, the parties agree as follows:

                          1.      ML of New York shall invest in the Trust
assets of the Separate Account held in investment divisions designated for such investment, provided that MLPF&S fulfills the obligations et forth in paragraphs 2 through 6.

                          2.      Until the securities of any particular
Portfolio of the Trust mature, MLPF&S will make units representing interest in that Portfolio ("Units") available continuously for purchase by ML of New York for investment of assets
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of designated investment divisions of the Separate Account, either by selling
Units currently held in inventory or by creating new Units, except that MLPF&S shall not be obligated to create new Units if the underlying portfolio securities are unavailable.

                          3.      Units of the Trust will be sold to the
Separate Account at an offering price that is the sum of the net asset value of the Units, uniformly computed on any given day based upon either a daily or weekly computation, using the offering side evaluation of the portfolio securities, and the transaction charge as set forth in the current Prospectus of the Trust.

                          Such transaction charges as set forth in the current
Prospectus of the Trust are subject to change hereafter, by mutual agreement, provided that any new rate established does not exceed the rate ordinarily paid by a dealer to acquire similar securities, and provided that the transaction charge shall not be increased if the staff of the Securities and Exchange Commission expresses an objection to such change or, if ML of New York believes necessary, unless an order of the Securities and Exchange Commission providing appropriate exemptive relief is obtained.

                          4.      MLPF&S will continuously maintain a secondary
market in Units of each Portfolio and will repurchase Units held by the Separate Account at a price equal to the net asset value of the Units, based upon the offering side evaluation of the underlying securities of the applicable Portfolios.

                          5.      MLPF&S may, at its discretion, redeem Units
of the Trust that it has purchased in the secondary market, provided that it redeems Units only in an amount that substantially equal the value of one or more securities held in the affected Portfolio, so that uninvested cash generated by a redemption is de minimis.

                          6.      The underlying securities of the Trust will
be evaluated by a qualified entity that is not affiliated with MLPF&S.

                          The terms used in this Agreement shall be construed
in accordance with the Investment Company Act, and this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.


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                                      ML LIFE INSURANCE COMPANY OF NEW YORK

Attest:                               By:     /s/ JOHN C. CIRINCION
                                         -----------------------------------
                                         Name:  John C. Cirincion
                                         Title: Vice President and Senior
                                                 Counsel
/s/ GRETA L. ULMER
---------------------------
Greta L. Ulmer



                                      MERRILL LYNCH, PIERCE, FENNER &
                                        SMITH INCORPORATED

Attest:                               By:/s/ CHARLES P. BORKOWSKI, JR.
                                         ---------------------------------
                                         Name:  Charles P. Borkowski, Jr.
                                         Title: First Vice President

/s/ CAROLINE J. HENRY
---------------------------
Caroline J. Henry




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